Tri-State appoints interim Chief Financial Officer
•Power supply cooperative well positioned to support capital development strategy.
•Tri-State to begin search for new CFO
(June 12, 2025, Westminster, Colo.) Duane Highley, Chief Executive Officer of Tri-State, has named Clifton Karnei as interim Chief Financial Officer for the association. Mr. Karnei will serve in this role until a full-time CFO is selected and assumes their duties; a search is in process.
Mr. Karnei brings more than three decades of leadership in the electric utility industry, with deep expertise in accounting, finance and complex operational oversight.
“As Tri-State approaches the biggest investment cycle in its history, Clifton’s experience working for cooperatives in rapid transition and his relationships in the investment community, will serve Tri-State well until a full-time CFO is selected,” said Highley,” said Highley.
Mr. Karnei served as the Executive Vice President and General Manager of Brazos Electric Power Cooperative, Inc., the largest generation and transmission cooperative in Texas, until his retirement in 2023. Under his leadership, Brazos grew its assets from $400 million to over $3 billion and he managed the association through the challenges of Storm Uri in 2021, including Brazos’ reorganization to protect its membership from excessively high bills resulting from that storm.
In 2024, Tri-State's financial performance included meeting all financial goals, returning patronage capital to its membership, reducing debt and strengthening the cooperative’s balance sheet. Karnei is joining Tri-State as the association nears finalization of its 2023 Electric Resource Plan proceeding, which identifies significant investments in diverse resource additions and as Tri-State develops new transmission infrastructure.
Tri-State's previous CFO, Todd Telesz, resigned from Tri-State effective June 13 to take the CFO position with Hallador Energy.
Tri-State has retained Mycoff Fry Partners LLC to conduct a search for a new CFO.
About Tri-State
Tri-State is a power supply cooperative, operating on a not-for-profit basis, serving electric distribution cooperatives and public power district member-owners in four states. Together with our members, we deliver reliable, affordable and responsible power to more than a million electricity consumers across nearly 200,000 square miles of the rural West. Visit www.tristate.coop.
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Contact:
Lee Boughey, VP Strategic Communications, lee.boughey@tristategt.org, 720-670-6696

Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.